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                                                                 Exhibit 99.1


For immediate release
Travelers Property Casualty Corp. (NYSE: TAP.A and TAP.B)


   TRAVELERS PROPERTY CASUALTY ANNOUNCES FIRST QUARTER 2003 RESERVE ACTIONS

  Reaffirms Full Year 2003 Earnings Outlook Of $1.7 Billion To $1.8 Billion


HARTFORD, Conn. - April 1, 2003 - Travelers Property Casualty Corp. (NYSE: TAP.A and TAP.B) announced today that it is strengthening certain reserves at Gulf Insurance, its majority owned subsidiary, resulting in a first quarter 2003 charge to Travelers of approximately $77 million, or $0.08 per share, after reinsurance, tax and minority interest. This reserve strengthening primarily relates to a line of business that insured residual values of leased vehicles and that was placed in runoff in late 2001. The price of used vehicles declined significantly during the first two months of 2003 and the reserve increase assumes further reductions during the remainder of the year. This trend is consistent with recent reductions in the Manheim Used Vehicle Value Index. Travelers also announced that it has experienced favorable prior year reserve development in its Commercial and Personal Lines businesses, primarily related to property coverages. The first quarter 2003 benefit of this favorable development is estimated to be approximately $80 million, or $0.08 per share, net of reinsurance and tax.

These actions are in addition to a previously disclosed settlement at Gulf related to the resolution of a coverage dispute for a residual value policy that resulted in a first quarter charge to Travelers of approximately $68 million, or $0.07 per share, after reinsurance, tax and minority interest.

While the combination of these actions will reduce first quarter 2003 net and operating income, Travelers reaffirmed that full year net and operating income are expected to be in the range of $1.7 billion to $1.8 billion.

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About Travelers Property Casualty

Travelers Property Casualty (NYSE: TAP.A and TAP.B) is a leading provider of a wide range of insurance products. Travelers is the third largest commercial lines insurer, providing a broad range of insurance products including workers compensation, integrated disability, property, liability, specialty lines, surety bonds, inland/ocean marine, and boiler and machinery. The company is the second largest writer of homeowners and auto insurance through independent agents. For more information on Travelers products, see www.travelers.com.


SUBJECT: TAPA, TAPB, TAP.A, TAP.B, TAPa, TAPb, TAP.a, TAP.b, TAP/A, TAP/B,
         TAP/a, TAP/b

CONTACTS
Media:                    Institutional Investors:        Individual Investors:
Keith Anderson            Maria Olivo                     Marc Parr
860/954-6390              860/277-8330                    860/277-0779




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This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. The matters referred to in such statements could be affected by risks and uncertainties, and actual results could differ materially from those expressed or implied. For further information, please refer to the information under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations - Outlook" and " - Forward-Looking Statements" in the Travelers Annual Report on Form 10-K.









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